August 31, 2018

Peter Milligan

13 Crest Drive
Randolph, NJ 07869
Via Email Delivery

Dear Peter,
We are pleased to offer you employment at Melinta Therapeutics, Inc. ("Melinta" or the “Company”). Your anticipated start date will be on or about September 17, 2018 (the “Commencement Date”). We are enthusiastic about the prospect of your joining the team, and are confident of a mutually beneficial relationship.
Position
Your position will be Chief Financial Officer, reporting to the President and Chief Executive Officer, currently Dan Weschler.  In addition, you agree to serve as an officer and/or director of any subsidiaries of Melinta at the Company’s request, in each case without additional compensation. During the course of your employment with Melinta, your position and duties are, of course, subject to change. Your primary work location shall be at the Company’s Morristown, New Jersey office; however, business travel may be necessary from time to time, including to the Company’s other business locations.
As a Melinta employee, we expect that you will perform any and all duties and responsibilities normally associated with your position in a satisfactory manner and to the best of your abilities at all times. In addition, you agree to observe and comply with all the rules, regulations, policies and procedures established by Melinta. Your performance will be reviewed formally at the end of the calendar year, and on a periodic basis thereafter as long as you remain employed by Melinta.
Compensation
Base Salary and Bonus: Your initial annual base pay shall be $450,000, payable semi-monthly. Based upon your yearly performance and the overall performance of the Company, you are eligible for an annual bonus with a target of 40% of your base salary. Any bonus to be paid will be determined by the Compensation Committee of the Board of Directors of Melinta (the "Committee") or its designee; provided, however, that any annual bonus payable shall be pro-rated to reflect the portion of time you are employed hereunder during the calendar year in which you were hired. Any annual bonus earned in respect of any year will be paid no later than 90 days following the end of such year. You must be employed by Melinta on the date any bonus is paid in order to receive it. Melinta will review your compensation periodically.
Initial Stock Option Grant: Following the commencement of your employment with Melinta and subject to approval by the Board of Directors (the “Board”) and/or the Committee (or a delegate thereof), you will be eligible to receive an initial equity grant of 370,000 options to purchase Melinta’s common stock (“Initial Stock Option Grant”), at an exercise price not less than the fair market value of the common stock on the grant date. Twenty-five percent (25%) of the Initial Stock Option Grant will vest and become exercisable on the first anniversary of the Commencement Date and the remainder will vest and become exercisable in substantially equal monthly installments during the three (3) year period commencing on the first anniversary of the Commencement Date, subject to your continued employment with Melinta through each applicable vesting date. The Initial Stock Option Grant will be granted under a non-stockholder approved arrangement outside of any Melinta equity plan pursuant to the Nasdaq’s “inducement exception.” By signing this letter, you agree that this Initial Stock Option Grant is an inducement material to your decision to accept employment with Melinta.
Additional Equity: The Company intends to grant additional stock options or other equity grants to you from time to time, including in conjunction with the Company’s year-end review process. Such grants shall be at the sole discretion of the Board and/or Committee depending upon certain events, including, for example, the successful attainment of annual corporate goals, individual performance and other criteria the Company may define, and will consider the portion of time you were employed.
The award agreement governing your Initial Stock Option Grant and any additional stock option or other equity award granted to you from time to time, shall provide that, if such stock option or other equity award is assumed or substituted in connection a “Change in Control” (as defined in the Company’s 2018 Stock Incentive Plan), and within twelve months following such Change in Control you experience a termination of employment by the Company without “Cause” or by you for “Good Reason” (each, as defined in that certain severance agreement, by and between you and the Company, to be entered into in connection with your commencement of employment with the Company (the “Severance Agreement”)), all of your then outstanding equity awards subject solely to service-based vesting will become fully vested, in each case, subject to your execution of a release of claims in accordance with the terms of your Severance Agreement.
Benefits
Melinta currently offers various benefits, including group medical and dental insurance, time off, a 401(k) plan, short-term disability, long-term disability, and other benefits. These benefits may be modified or changed from time to time at the discretion of Melinta. The present benefit structure and other important information about the benefits for which you may be eligible is described in other documents, which you will receive upon the commencement of your employment. Where a particular benefit is subject to a formal plan (i.e., medical insurance or life insurance), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document. Should you have any questions regarding benefits, please see Human Resources for a copy of the applicable plan document. In addition, you are entitled to no less than four (4) weeks of paid-time-off accrued over the course of one (1) calendar year.
Nature of Relationship
As a Melinta employee, you will be expected to devote all of your working time to the performance of your duties at Melinta throughout your employment with Melinta. Notwithstanding the foregoing, this shall not preclude you from serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations that do not materially interfere, individually or in the aggregate, with the performance of your duties and responsibilities to Melinta.
While this letter reflects our commitment to employ you and we look forward to a mutually rewarding relationship, this letter does not constitute a contract (express or implied) for a specific length of employment, and either party may choose to terminate the employment relationship upon written notice to the other at any time and for any reason. You agree to give your supervisor at least two (2) weeks' advance written notice if you decide to terminate your employment; provided that Melinta may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination.
Taxes
Melinta may withhold from any payments made to you all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law and all other applicable withholdings and deductions.
Noncompetition, Nondisclosure and Developments Agreement
As a condition of your employment and continued employment with Melinta, you are required to sign and comply with the terms and conditions of the enclosed Employee Noncompetition, Nondisclosure and Developments Agreement. Also, just as Melinta regards the protection of its trade secrets, and other confidential information as a matter of great importance, we also respect that you may have an obligation to your present and/or prior employers to safeguard the confidential information of those companies, and we expect you to honor them as well. To that end, you should not take any documents or other confidential information from your former employer if and when you depart. Further, we want to make it perfectly clear you should not bring with you to Melinta, or use in the performance of your responsibilities for Melinta any proprietary business or technical information, materials or documents of a former employer. Finally, you must provide Melinta with a copy of any agreements with a former employer or other party that could restrict your professional activities in any way on behalf of Melinta. By signing this letter, you represent and warrant to Melinta that you are under no contractual commitments inconsistent with your obligations to Melinta hereunder and that your acceptance of this offer of employment and your performance of the contemplated services hereunder does not and will not conflict with or result in any breach or default under any agreement, contract or arrangement to which you are a party to or violate any other legal restriction.
Background Check; I-9 Information
This offer is contingent on successfully completing a verification of employment, criminal background check and drug screening.
This offer is contingent on the acceptable results of a background check. On your Commencement Date, you must complete an I-9 Form including presenting any of the accepted forms of identification specified on the I-9 Form. Your employment with Melinta is conditioned on your eligibility to work in the United States.
This letter and the enclosed Employee Noncompetition, Nondisclosure and Developments Agreement constitute our entire offer regarding the terms and conditions of your employment by Melinta. These supersede any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment. The terms of your employment shall be governed by and construed under the laws of the State of Delaware, without giving effect to conflict of laws principles.
Agreement to Arbitrate
Any controversy or claim arising out of or relating to your employment with the Company, including the terms of this offer letter and the Employee Noncompetition, Nondisclosure and Developments Agreement, or the enforcement or breach thereof, as well as any claim regarding employment discrimination, harassment or retaliation, shall be submitted to arbitration administered by the American Arbitration Association ("AAA") in accordance with its employment arbitration rules including the emergency interim relief procedures of the AAA. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The place of arbitration shall be Wilmington, Delaware. The arbitrator(s) may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator(s) shall be final, conclusive and binding on the parties to the arbitration. Except as specifically set forth herein, you and the Company shall each bear their own attorneys' fees incurred in connection with the arbitration, and the arbitrator(s) will not have authority to be entitled to award attorneys' fees unless a statute or contract at issue in the dispute authorizes the award of attorneys' fees to the prevailing party, in which case the arbitrator(s) shall have the authority to make an award of attorneys' fees as required or permitted by applicable law. If there is a dispute as to whether the Company or you is the prevailing party in the arbitration, the arbitrator(s) will decide this issue. Liability for the fees and expenses of all the arbitrators with respect to the arbitration shall be evenly divided between the parties to the arbitration. The determination rendered by the arbitrator(s) shall (i) specify the finding of facts upon which it is based and the reasons therefor, and (ii) be conclusive and binding upon the parties. Notwithstanding the provisions of this paragraph, the Company shall not be compelled to arbitrate claims arising under the Employee Noncompetition, Nondisclosure and Developments Agreement and may institute judicial proceedings to enforce that agreement pursuant to section 16 of the Employee Noncompetition, Nondisclosure and Developments Agreement.
By accepting the offer of employment from the Company, you agree to submit any and all claims you may have against the Company on an individual basis. This means that no claim (including any claim related to terms or conditions of your employment with or compensation paid by the Company, or any change in or termination of your employment) may be litigated or arbitrated on a class or collective basis. You also hereby waive any right to submit, initiate, or participate in a representative capacity or as a plaintiff, claimant, or member in a class action, collective action, or other representative or joint action against the Company, regardless of whether the action is filed in arbitration or in a judicial or administrative forum. Furthermore, if a court orders that a class, collective, or other representative or joint action should proceed, in no event will such action proceed in an arbitration forum. Claims may not be joined or consolidated in arbitration with disputes brought by any other individual(s), unless agreed to in writing by all parties.
You may accept this offer of employment and the terms and conditions hereof by signing below. Your signature on the copy of this letter and your submission of the signed copy to me will evidence your agreement with the terms and conditions set forth in this letter. Please email an executed copy of the offer letter to HR@Melinta.com. This offer will expire one (1) week from the date on the letter unless accepted by you in writing prior to such date.
We genuinely hope that you decide to join the Melinta team and look forward to your arrival.
Sincerely,
Juliet Agranoff

Senior Vice President, Human Resources
Melinta Therapeutics, Inc.
/s/ Peter J. Milligan

Signature

 09/03/18
Date

EMPLOYEE NONCOMPETITION,
NONDISCLOSURE AND DEVELOPMENTS AGREEMENT
         This Employee Noncompetition, Nondisclosure and Developments Agreement (the “Agreement”) is entered into as of employee's official start date (the “Effective Date”) by and between Peter Milligan and Melinta Therapeutics, Inc., its parents, affiliates and subsidiaries (the “Company”).
         NOW THEREFORE, in consideration of my employment by the Company and of the covenants herein, my employment with the Company, and for other good and valuable consideration, I hereby covenant and agree as follows:
 1.  Best Efforts.
          During the period of my employment by the Company, I shall devote my full time and best efforts to the business of the Company, and I shall neither pursue any business opportunity outside the Company nor take any position with any organization other than the Company without the written approval of the Chief Executive Officer or his/her designee.
2.    Noncompetition.
          During the period of my employment by the Company, I shall not, directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder of any entity, engage in any business or activity that is in competition with the products or services being created, developed, manufactured, marketed, distributed or sold by the Company in (a) the United States or (b) worldwide. For the one year period following the termination of my employment, regardless of the reasons for my termination, I will refrain from management of or participation in programs at or on behalf of any entity in areas related to antimicrobials or in areas related to specific chemical approaches or series the Company is engaged in during my employment or in which the Company is planning to engage or has in the past engaged. In the case of areas of business unrelated to antimicrobials, for the one year period following the termination of my employment, regardless of the reasons for my termination, I will refrain from management of or participating in any such non-antimicrobial programs which are under prosecution at the Company, in which the Company is planning to engage or has in the past engaged in.
3.    Nonsolicitation of Customers.
          During the period of my employment by the Company and for the one year period following the termination of my employment, regardless of the reasons for my termination, I shall not, directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder of any entity, solicit or do business with any customer of the Company or any potential customer of the Company (i) with whom I have had contact or (ii) about whom I obtained information, or became familiar with through Confidential Information (as defined in Paragraph 5), during the course of my employment with the Company.
4.   Non-solicitation of Employees.
        (a)      During the period of my employment by the Company and for one year following the termination of my employment, regardless of the reasons for the termination, I will not, in any manner, hire or engage, or assist any company or business organization by which I am employed or which is directly or indirectly controlled by me to hire or engage, any person who is or was employed by the Company (or is or was an agent, representative, contractor, project consultant or consultant of the Company) within the one year period prior to the date of such hiring.
         (b)      During the period of my employment by the Company and for one year following the termination of my employment, regardless of the reasons for the termination, I will not, in any manner, solicit, recruit or induce, or assist any company or business organization by which I am employed or which is directly or indirectly controlled by me to solicit, recruit or induce, any person who is or was employed by the Company (or is or was an agent, representative, contractor, project consultant or consultant of the Company) within the one year period prior to the date of such hiring, to leave his or her employment, relationship or engagement with the Company.
5. Non-disclosure.
          I shall not at any time, whether during or after the termination of my employment, reveal to any person or entity any Confidential Information except to employees of the Company who need to know such Confidential Information for the purposes of their employment, or as otherwise authorized by the Company in writing.  The term “Confidential Information” shall include any information concerning the organization, business or finances of the Company or of any third party which the Company is under an obligation to keep confidential that is maintained by the Company as confidential.  Such Confidential Information shall include, but is not limited to, trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, specifications, blueprints, engineering data, software programs, works of authorship, customer lists, customer information, financial information, pricing information, personnel information, business plans, projects, plans and proposals.  I shall keep confidential all matters entrusted to me and shall not use or attempt to use any Confidential Information except as may be required in the ordinary course of performing my duties as an employee of the Company, nor shall I use any Confidential Information in any manner which may injure or cause loss or may be calculated to injure or cause loss to the Company, whether directly or indirectly.
6.  Assignment of Developments.
        (a)      If at any time or times during my employment, I shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any Development that (i) relates to the business of the Company or any customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith; or (ii) results from tasks assigned to me by the Company; or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, then all such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise.  The term “Development” shall mean any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes (including, but not limited to, the Semiconductor Chip Protection Act) or subject to analogous protection).  I shall promptly disclose to the Company (or any persons designated by it) each such Development.  I hereby assign all rights (including, but not limited to, rights to inventions, patentable subject matter, copyrights and trademarks) I may have or may acquire in the Developments and all benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company.
      (b)      Excluded Developments.  I represent that the Developments identified in the Appendix, if any, attached hereto comprise all the Developments that I have made or conceived prior to my employment by the Company and that are owned or controlled by me, which Developments are excluded from this Agreement.  I understand that it is only necessary to list the title of such Developments and the purpose thereof but not details of the Development itself.  If no Developments are identified in the Appendix, it will be deemed that there are no such exclusions.
7. Whistleblower; Defend Trade Secrets Act Disclosure.
        In addition, I understand that nothing in this Agreement shall be construed to prohibit me from reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body.
        I understand that the Defend Trade Secrets Act provides that I may not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In the event that I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney and use the trade secret information in the court proceeding, if I file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.
8.  Non-Disparagement.
        During the period of my employment by the Company, and at all times thereafter, I will not make any disparaging or defamatory comments regarding the Company or its respective current or former directors, officers, employees or shareholders in any respect or make any comments concerning any aspect of my relationship with the Company or any conduct or events which precipitated any termination of my employment from the Company. However, my obligations under this paragraph 8 shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency.
9. Further Assurances.
        I shall, during my employment and at any time thereafter, at the request and cost of the Company, promptly sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized officers may reasonably require:
        (a)      to apply for, obtain, register and vest in the name of the Company alone (unless the Company otherwise directs)  patents, copyrights, trademarks or other analogous protection in any country throughout the world relating to a Development and when so obtained or vested to renew and restore the same; and
        (b)      to defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceeding, petition or application for revocation of any such patent, copyright, trademark or other analogous protection.
        If the Company is unable, after reasonable effort, to secure my signature on any application for patent, copyright, trademark or other analogous protection or other documents regarding any legal protection relating to a Development, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by me.
10.  Employment At Will.
        I understand that this Agreement does not constitute an implied or written employment contract and that my employment with the Company is on an “at-will” basis.  Accordingly, I understand that either the Company or I may terminate my employment at any time, for any or no reason, with or without prior notice.
11.  Severability.
        I hereby agree that each provision and the subparts of each provision herein shall be treated as separate and independent clauses, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of this Agreement.  Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.  I hereby further agree that the language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.
12.  Amendments; Waiver.
        Any amendment to or modification of this Agreement, or any waiver of any provision hereof, shall be in writing and signed by the Company.  Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.
13.  Survival.
        This agreement shall be effective as of the date entered below.  My obligations under this Agreement shall survive the termination of my employment regardless of the manner of such termination and shall be binding upon my heirs, executors, administrators and legal representatives.
14.  Assignment.
        The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.  I may not assign this Agreement.
15.  Representations.
        (a)      I represent that my employment with the Company and my performance of all of the terms of this Agreement do not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I shall not enter into, any agreement either written or oral in conflict herewith.  I agree that in the course of my employment with the Company, if the Company requests that I undertake activities that will cause me to use Confidential Information of my prior employer, I will inform the Company of that fact.
        (b)      I agree that the restrictions set forth in this Agreement are reasonable and necessary to protect specific business interests of the Company.  I agree that any breach of this Agreement by me will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of my obligations hereunder.  The Company may apply for such injunctive relief in any court of competent jurisdiction without the necessity of posting any bond or other security.
16.   Governing Law; Forum Selection Clause.
        This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the State of Delaware and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of such state, without giving effect to the principles of conflicts of laws of such state.  Any claims or legal actions by one party against the other shall be commenced and maintained in any state or federal court located in such state, and I hereby submit to the jurisdiction and venue of any such court.
17. Entire Agreement.
This Agreement sets forth the complete, sole and entire agreement between the parties on the subject matter herein and supersedes any and all other agreements, negotiations, discussions, proposals, or understandings, whether oral or written, previously entered into, discussed or considered by the parties.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as a sealed instrument as of the date written below.

                                                                    __________________________________
                                                                    Signature

                                                                    __________________________________
                                                                    Name  (Please Print)

                                                                    Address: __________________________

                                                                                   __________________________

                                                                    Date:      __________________________

APPENDIX – TITLE/PURPOSE OF DEVELOPMENTS

The following is a complete list of all Developments owned or controlled by me and the purpose of those Developments:

If There Are No Developments, Check Here                          ________

If There Are Developments, Check Here and List Below     ________

Developments and Purpose:

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